Exhibit 99.1

January 23, 2017

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ms. Sasha Parikh

Ms. Lisa Vanjoske

Ms. Jill Davis

Re:	ObsEva SA

Registration Statement on Form F-1

File No. 333-215383

Ladies and Gentlemen:

The undersigned, ObsEva SA (the “Company”), is filing this Exhibit 99.1 to the Company’s Registration Statement on Form F-1 (File No. 333-215383) pursuant to Instruction 2 to Item 8.A.4 of Form 20-F in accordance with a letter received from the staff of the Securities and Exchange Commission dated January 12, 2017. The Company represents to the Commission that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended December 31, 2016 will be available until March 2017.

5. In no event will the Company seek effectiveness of the Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

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Very truly yours,

OBSEVA SA

By:	/s/ Ernest Loumaye
Ernest Loumaye
Chief Executive Officer